CORPORATE PARTICIPANTS	Exhibit 99.2

Bob Gargus

Applied Micro Circuits Corporation - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation - President and CEO

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava

BMO Capital Markets - Analyst

Patrick Wang

Evercore Partners - Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc. - Analyst

Jason Reckel

Oppenheimer & Co. - Analyst

Brian Thonn

Kingdom Ridge Capital - Investor

Sandy Harrison

Wunderlich Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2012 Applied Micro Circuits Corporation earnings conference call. My name is Brian and I will be the operator on today’s call. At this time all participants lines are muted and in listen-only mode and at the end of today’s presentation, there will be a question-answer session and additional instructions will be provided at that time.

(Operator Instructions)

As a reminder, this conference call is being recorded for replay purposes. I would now like to introduce Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements. Risks such as product development and introduction, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations and the integration of new or moved operations, risk resulting from macroeconomic conditions in markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2011, and our Form 10-Q for the quarter ended December 31, 2011. Our actual results may differ materially from these forward-looking statements.

AppliedMicro assumes no obligation to update forward-looking statements made on this call. I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that I am going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob, and good afternoon, everyone.

We talked to you earlier this month and gave you a preview of our top line results for the quarter ended March 31, 2012. We will spend some time on this call going over the details of the quarter as well as our guidance going forward. Our March quarter revenues at $48.8 million were below Street consensus of $52 million by approximately $3.2 million and this shortfall was largely due to macroeconomic conditions. We saw almost in equal proportion, our connectivity and computing revenues come in lower than internal expectations.

We closed the March quarter with approximately 64% of the June quarter guidance already on the books. Total book-to-bill ratio for the March quarter was approximately 0.77 and was down from the December quarter book-to-bill of 0.85. We believe the book-to-bill ratio is a reflection of the overall softness in the macro conditions and three key additional items:

1)	Delayed wireline CapEx spending by telecom end carriers and service providers;

2)	Carrier port-density transitions and their impact on OTN adoption; and

3)	Enterprise and service provider platform transitions from our IBM PowerPC processor products to our TSMC Power Architecture products.

I will get into each of these in more detail in the two business unit sections.

Before we proceed to discuss our quarterly results and outlook, I’d like to point out a few important facts that will help contextualize our Company and its forward looking business prospects. Until calendar year 2009:

1)	APM was a SONET replacement semiconductor player targeting a seven year, $400 million to $500 million market in transition;

2)	A power architecture embedded processor supplier looking to leverage our OTN and mixed-signal products to expand our share in the networking and communications low growth markets estimated to be about $1 billion; and

3)	A technology leader that was niche oriented in (and) subscale in growth and EPS potential.

However, our core expertise and technology investments in high speed connectivity and our deep knowledge of telecom and datacom networking, as well as our embedded processor value proposition which is low TCO and high performance, integrated with connectivity, needed to be leveraged to change the fundamentals of our business to attack a different end market that would let us become a high growth midcap company. In 2009, we decided that we would make a strategic change and invest aggressively into data center class technologies that would fuel this growth trajectory. This new data center focus demands low TCO compute and connectivity technologies and APM is uniquely positioned to take advantage of this roughly $7 billion market opportunity that is set to grow at greater than 25% CAGR.

In the last two years, we have implemented the following steps to move us in this direction:

1)	Our Veloce acquisition: the key technology behind the world’s first ARM 64-bit cloud servers;

2)	Our 100-gig physical layer technology: the industry’s first CMOS PHY’s and Gearboxes;

3)	Our industry-leading high-density, low TCO Framer Mappers: the family of products;

4)	Our multi-ISA SOC architectures: the industry’s first asymmetrical instruction set. Multi-core processors that incorporate both ARM and Power Architecture;

5)	Our move to 40 and 28 nanometer TSMC processes across our product lines;

6)	Our leveraging of workforce into overseas locations to take on this massive expansion of our focus; and

7)	Other critical technologies that will be unveiled as products come to market in the near future. These and other technologies will be monetized over the course of the next 24 months and will help us drive towards the large $7 billion Datacenter SAM.

Let me now elaborate on the composition of the SAM.

The SAM can be broken up into:

a)	Cloud Server Computing which is $3 billion;

b)	Cloud-Embedded Processing which is about $2.4 billion; and

c)	Cloud Connectivity, which is roughly $1.9 billion.

This data was all derived based on data from industry sources such as Gartner, IDC and others. It is our belief that no small cap company our size has invested to this depth and (with) our level of success and progress toward attacking the high growth data center semiconductor market. We are more than halfway through our transition and I’m extremely proud of APM’s progress towards our goal of becoming a high-growth data center semiconductor vendor.

Let me now return to our detailed discussion of our two businesses.

Let’s start with our Connectivity business:

First, I’d like to note that (with) the start of the new business year, and in recognition of the convergence of our datacenter and service provider product offerings, we will no longer break out the data communications business as we did in the past. Henceforth, we shall refer to the combination of our Datacom businesses and our Transport businesses simply as our Connectivity business.

For the March quarter, our Connectivity revenues were $24.9 million compared to $21.1 million for the December quarter. This was a sequential increase of $3.8 million or 18% and was mainly driven by the growth in our OTN product family and in particular with our Pemaquid 10 gigabit ethernet mapper device. Per my comments on our last call, CapEx spending in wired telecom and service provider markets worldwide has remained sluggish this past year. On a positive note, while our customers, the equipment OEMs, remain mixed in their outlook for the latter half of 2012, our checks with the end carriers and service providers indicate that they will be a definite and clear move towards CapEx release starting the fall of 2012. This strengthens our belief in the specificity of the timing of the rebound of our carrier service provider business starting the latter part of the September quarter.

Our checks also reveal the next wave of buildouts will rely upon higher density OTN and ethernet solutions exemplified by lower power, higher port count line cards in leading service router platforms. This will be a key driver for the forthcoming upgrade cycle. Let me elaborate on this upgrade cycle because it is important to understand its evolution and the impact it will have on our revenues and market share. So far, telecoms have been the dominant source of our OTN revenue. However, this is now poised to change.There has been an incredible explosion in bandwidth, estimated to be over 60% growth annually.This phenomenon is now driving the requirement for high speed, low power connectivity for inter central-office and inter data-center communications in addition to the telecom space.

What was previously defined as metro is now evolving to be a high density, low TCO edge router based networking primarily to serve the needs of carrier data centers and central offices. It is important to note that we are currently a dominant silicon supplier to both categories, that is, the telecom and inter central-office and inter datacenter categories.This massive bandwidth growth between data centers and central offices requires high port count and lower power within the same physical form factor, or in short, higher density per line card. Let me illustrate via an example with our own products.

In 2009 we introduced Yahara, our 2-port, 10-gig OTN device.The Yahara powers 100-gig line cards in leading telecom platforms. At this point, our share of line card bill of materials was estimated to be roughly 25%. In 2011, we introduced , a 6-port device delivering the lowest power OTN device with an unique any port, any protocol capability. powers industry-leading 240-gig line cards.We estimate our share of line card bill of materials to be 40% as we integrate timing and PHY components.

In 2012 we introduced companion 100 gigabit per second PHY devices-our CMOS Gearbox family.These 100 gigabit per second PHY devices combined PQx will increase our share of the line card BOM to approximately 60%. Come 2014, our customers are talking about (a) 1 terabit line card.We are extremely bullish about our forward-looking investment in these areas and will continue to provide leading edge solutions to satisfy our customers. As proof, we are already designed-in and expect our products to ramp with the ramp of both the industry’s leading edge router suppliers and the industry’s leader of packet optical transport systems.

Let me also comment on ASP erosion concerns in the wake of full market ramp. As a general rule of thumb, price per port drops roughly 50% from one generation to the next, while line card port density triples, resulting in approximately a 50% increase in our value content on these line cards. In summary, the Metro OTN market is now increasingly driven by edge routers and is now set to ramp aggressively over the next 24 months, starting the fall of 2012.We are very well positioned to take advantage of this big wave.The largest, best selling edge router and packet optical platforms, both of which will be accelerating deployment during the second half of this year, will all use Applied Micro silicon.

Now turning to our Computing business:

For the March quarter, our computing revenues were $22.8 million, compared to $33.7 million for the December quarter.This was a sequential decline of $10.9 million or 32%. During the last call, we mentioned there was a build-up of inventory at a major OEM that was going to take a quarter or two to work down and this decrease is consistent with our prior forecast. Though we closed the quarter with an encouraging mix of new design wins in both the enterprise segments as well as the SMB vertical, the most noteworthy of which was another key win in the Multi Function Printer segment.

We secured an important design win with our TSMC Power Architecture family in a major enterprise Multi Function Printer platform that will result in multiple products. Additionally, we have two printer customers beginning their early ramps this quarter with our TSMC Power Architecture platforms. For the latter customer, their second ASIC is expected to ramp in the second half of this year. I would also like to note that we are in the process of securing a very strategic enterprise printer ASIC design that will for the first time combine our ARM, Power Architecture, and mixed-signal technologies. This will be the first for our Company. I would like to note that all of our printer ASIC business is single sourced, making the barrier to entry very large for our competitors.

In the enterprise and carrier segments, we secured additional design wins worth approximately $30 million of lifetime value in a large variety of applications in our tier one and tier two customer base. These applications include ethernet switching, ethernet aggregation, and smart energy platforms. For the Prosumer and Enterprise wireless access point segments, we are very well positioned with our Catalina devices to secure a significant number of design wins over the next two quarters. On the Prosumer side, there are two driving factors that favor our solution:

1)	We remain the first supplier to integrate support for USB-3; and

2)	Our capability to process a gigabit per second of network bandwidth at a sub-3-watt power figure which is crucial for the deployment of 802.11ac power over ethernet Wi-Fi systems. Our revenues associated with these designs will depend on the standardization and market roll-out of the 802.11 ac standards.

On the Enterprise side, China remains a significant opportunity for us based on our Keelback 802.11 Wi-Fi solutions.There are several carrier roll-outs planned in various regions of China that are being serviced by our tier one and tier two customers.The combination of our product performance and cost of BOM puts us in the lead position for these opportunities. Our base Power Architecture TSMC business is poised to ramp with five new products and two ASIC platforms that are all going into production ramp status within the next 12 months. I would want to point out that this represents well over $300 million of lifetime revenue. Our productivity and transition from a captive IBM supply chain to a full COT model using TSMC is set to pay dividends as our products ramp.

In addition to our Power Architecture-based embedded processor design wins, we have tremendous news to share about our significant achievements with X-Gene. If you recall from October of last year, we announced the world’s first 64 bit ARM Server-on-a-Chip for next generation cloud computing, wireless infrastructure, enterprise networking, storage, and security applications. At that time we demonstrated core functionality of the world’s first 64 bit ARM processor on an FPGA platform during ARM’s TechCon 2011. This demonstration came on the same day as ARM Holding’s announcement of 64-bit ARMv8 Instruction Set Architecture and positioned us as innovators and trend setters in this new ARM 64-bit space.

This quarter while we continue to be on track to deliver software releases to customers per our commitment to enable their development of ARM-based cloud servers, we have broken new ground and successfully enabled our partners and customers to test the world’s first mature, fully functional cloud web server on our X-Gene 64-bit ARM platform resident on a third-party data center partner’s network.This is unprecedented in the history of the server market.

The platform incorporates web objects, a full motion video service, allowing our key ecosystem partners and early access customers to run service level profiling on a complete full server implementation in anticipation of real silicon. And just as significant, we have delivered on our promise to provide a stable evaluation and development environment to our key strategic customers and partners with the hardware and software tool chains they need to get started in advance of silicon.We invite our investors and analysts to experience X-Gene live by logging into our website tomorrow morning.

Let me now turn the call over to Bob. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks Paramesh.

Fourth quarter revenues were $48.8 million, down $7.5 million or 13% compared to the prior quarter, and down 17% compared to the same quarter a year ago.Within the $48.8 million of revenue, we saw our connectivity revenues increase and the computing and licensing revenues decline. Computing revenues were $22.8 million and decreased by $10.9 million or 32%. Connectivity revenues were $24.9 million and increased by $3.8 million or 18%. And licensing revenues were $1.0 million and decreased by $0.6 million or 35%.The product-only revenues were $47.8 million and were down 13% sequentially from last quarter.

Sales to North America accounted for approximately 36% of total revenues. Sales to Europe contributed 20% and sales to Asia contributed 44%. Wintec, a global logistics support vendor, accounted for approximately 18% of March quarter revenues compared to 19% of the December revenues. There was one distributor that was more than 10% and that was Worldwide Avnet which accounted for 22%, slightly down from the 23% recorded in the December quarter.

Distributor revenues from the last quarter were approximately $30.9 million, compared to $26.1 million for the prior quarter. Inventory in channel based on sell-through numbers increased to 82 days compared to 70 days for the December quarter. Let me pause here and explain the change. The primary driver for this change is products that we had end-of-lifed over the last few quarters and as such, for these products there is a designated time by which all orders have to be placed and the terms of the sales are non-cancelable and non-returnable (“NCNR”). So although the product has to be bought within the designated time frame, the consumption pattern is more likely to occur over a much longer time frame and could be extended into several quarters. This last quarter we sold approximately $4 million that was NCNR. If we exclude all NCNR inventory held in the channel, the channel inventory days were 64, compared to 61 for the December quarter.We expect this metric without NC(N)R products to approximate 60 days going forward in the future.

Turning to the P&L:

Our fourth quarter non-GAAP net loss was $6.2 million or $0.10 per share compared to the non-GAAP net loss of $1.1 million or $0.02 per share for the prior quarter. This was $0.02 worse than the original Street consensus and $0.01 better than the revised Street consensus following our preannouncement. Our non-GAAP operating margin was a negative 14.4% of revenue and decreased 10.8 points from the negative 3.6% achieved in the last quarter.

Our non-GAAP EBITDA for the quarter was a negative $4.2 million, or a negative 8.7% of revenue compared to a negative $0.5 million or 0.9% of revenue for the prior quarter. The fourth quarter non-GAAP gross margin including licensing was 58.7% compared to 59.1% for the December quarter. This is consistent with our guidance of 59%, plus or minus half a point. Looking forward to the June quarter, we are expecting licensing revenues to be in the range of $1 million to $1.5 million, and we are expecting overall gross margins for the June quarter, this is including licensing, to be approximately 59%, plus or minus 0.5 point.

Non-GAAP operating expenses were $35.7 million compared to our guidance of approximately $36.5 million, plus or minus $0.5 million. The operating expenses were lower than our guidance mainly due to certain one-time NRE, which is customer funded engineering, that was used to offset expenses. For the June quarter, we expect our operating expenses to be in the range of $37 million, plus or minus $0.5 million. Our non-GAAP interest in other income was $0.7 million. Interest income is expected to be approximately $0.7 million for the June quarter, and we expect our tax rate to continue at the 3% rate for the next several quarters.

The share count for EPS purposes was 61.6 million shares. Although we did not buy back any shares during the March quarter, we did buy back approximately 4.2 million shares during the September quarter.We cannot at this time provide you with an approximation of the June quarter share count.When the Veloce acquisition closes, which we expect will happen in the last half of May, we expect to issue shares. The number of shares we will issue is not known at this time and will depend on:

a)	The split between cash and stock we use;

b)	Our stock price at the time of the closing of the transaction; and

c)	The timing of when the transaction will close, and this will have an impact on the weighted average number of shares for the quarter.

However, in very rough terms, if we pay the majority of initial payment in stock, we expect the initial shares issued at closing to be roughly in the range of 2 million to 3 million shares.

Turning to the balance sheet:

Our cash and investments totaled $113.8 million or approximately $1.83 per share at the end of the fourth quarter, a decrease of approximately $3.4 million from the December quarter. This decrease results primarily from the following four items:

1)	Net cash (outflows) from operations excluding working capital of approximately $4.3 million;

2)	An increase in working capital of approximately $2.1 million, most of the increase being in inventories and other assets offset by decreases in accounts receivable and current liabilities;

3)	A net increase in unrealized gains on our investment portfolio of approximately $1.5 million, proceeds from common stock issuance of $2.9 million, and other miscellaneous items of $0.1 million; offset finally by

4)	$1.4 million investment in CapEx.

Our working capital is approximately $123.9 million, at the end of December, it was $146.8 million. And we have no long-term debt. Our DSO at the end of December was 42 days.We expect this measure to be in the range of 30 to 42 days going forward.

For the second quarter in a row we shipped more than 50% of the quarter’s shipments in the last month of the quarter, whereas historically the third month has approximated 40%. Our overall inventories at the end of March were $23.2 million, and increased by approximately $5.6 million compared to the $17.6 million at the end of the December quarter. I want to remind you that this increase was preceded by decreases of $8.1 million and $1.1 million in the last couple quarters. Our inventory turns for the December quarter were 3.5. This increase is consistent with what we told you last quarter and the increase was specifically related to inventory parts felt to be in hot demand.The additional inventory helps us to better serve our top tier customers.We continue to believe that we hold the right level of inventory and we expect it to get back to the right number of turns being closer to 4.5 as the general macro conditions improve.

Turning to GAAP:

As you know, our non-GAAP financials exclude certain requirements by GAAP such as amortization of purchased intangibles, items related to other-than-temporary impairment charges on our investment portfolio, the Veloce acquisition consideration, acquisition-related expenses or recoveries, stock-based compensation expense, impairments and gains on strategic equity investments and non-cash tax adjustments. The timing, occurrence, and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net loss on a GAAP basis was $67.6 million, versus a net loss of $7.1 million last quarter. The difference in our third quarter GAAP net loss of $67.6 million and our third-quarter non-GAAP net loss of $6.2 million is a total or a delta of $61.4 million. This $61.4 million is comprised of:

a)	$60.4 million of it being related (to) the Veloce acquisition;

b)	$6.6 million of it being stock-based compensation;

c)	$1.3 million being amortization of purchase intangibles;

d)	A positive $8.1 million gain from the liquidation of a strategic equity investment offset by a $1 million impairment charge related to a different strategic equity investment; and then

e)	Other miscellaneous items for $0.2 million.

Looking forward to the June quarter, we can expect certain known GAAP charges such as the stock-based compensation and the amortization of purchased intangibles to continue. A complete reconciliation between GAAP and non-GAAP financials can be found in our Earnings Release which can be found in the Investor Relations section of our website. Please note that there’s no reconciliation for forward-looking non-GAAP measurements.

Last quarter we gave you some numbers that help illustrate the amount invested in our ARM 64-bit Server-on-a-Chip development effort basis and the results of our base business excluding this investment.This quarter we spent approximately $11.1 million on the ARM SOC project. Excluding this, our non-GAAP net income would have been $4.6 million or $0.07 per share compared to $0.12 per share for the December quarter.We expect the quarterly spending number for the ARM SOC project to be approximately $12 million to $13 million for the June quarter. That concludes my remarks.

And I’ll turn the call back over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob.

Bob already provided you with the June quarter guidance for OpEx and gross margin and several other P&L items.We expect our revenues to be down 15% to 20% from the March quarter.We continue to expect to ramp in the second half of this fiscal year based on:

1)	Our service provider business picking up based on carrier spending levels;

2)	OTN and Ethernet Data Center convergence and the start of our high density packet and Data Center bundled platform shipments;

3)	Our PowerPC, Power Architecture embedded processor business transitioning from IBM to TSMC and specific enterprise printer and networking platform ramps; and

4)	A general improvement in overall macro conditions.

I want to conclude by stating that I’m confident that we will add between $150 million and $180 million of high quality top line revenue over the next 24 months excluding our ARM X-Gene initiative which addresses a $4 billion, high CAGR, TAM. The combination of the aforementioned has a potential of moving APM from a small cap company to a mid-cap company.

With that, let me turn the call over to Bob for a Q&A session. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you, Paramesh.

Just before going to Q&A let me specifically recap our guidance for the March quarter:

1)	Total revenues to be down 15% to 20% sequentially. The mid-point would be $40.3 million;

2)	Total gross margins of 59%, plus or minus 0.5 point;

3)	OpEx roughly $37 million, plus or minus $0.5 million;

4)	Interest income-$0.7 million; and

5)	Tax rate of 3%.

I have one other comment which is earlier when I was reconciling the GAAP numbers and I talked about the difference between the third and fourth quarter, I mis-spoke when I said like the GAAP net loss of $67.6 million being for the third quarter. That really was the fourth quarter. But you’ll see that anyway in the correct reconciliation that’s attached to our financial statements as part of the Earnings Release. So I apologize for that.

Before turning over to Q&A, though, I think Paramesh has some closing remarks also. So Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob.

In closing, I recognize that we are in a period of near-term softness relative to our base businesses.We have delineated to you all the factors that we believe that result in the rebound of our base businesses towards the second half of our fiscal year. Additionally, we have pinpointed our growth vectors and growth markets with razor sharp clarity.We are more than halfway through our transition from niche to high-growth.We see improving market conditions later in the year and the completion of our transition will yield a phenomenal improvement in Applied Micro’s growth and profitability as we ask for your continued patience and realize the successful transition of our business.

This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

Certainly.

(Operator Instructions).

Sandy Harrison, Wunderlich.

Sandy Harrison -Wunderlich Securitiess - Analyst

Thanks. I’m looking at the down 15% to 20%. You had a pretty heavy down in one of the segments last quarter. Be helpful here if you could kind of help us understand where the base of — or was this spread between two of the groups, one particular group? What is it or how is it we could (not) see this? I think you gave us a little picture on the whole licensing of where that would be between $1 million, $1.5 million.That would be a good place to start, if you could. Thanks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay. So Sandy, a little bit of it is still in the embedded processor business. If you remember last quarter when we announced that we had one large customer that had built up a little bit more than a quarter’s worth of inventory, we did mention that it would take one to two quarters for that to burn off. So I’d say we still have a half a quarter roughly to burn off here. So there’s a piece of it in that.

Another piece of this is, there’s kind of a unique phenomenon that when the carrier guys get ready to ramp to these higher density products, there’s a tendency for them to want to burn off completely all the old inventory that they have. So they will be over the next quarter to two quarters burning off all of the 1 and all the way up to 6 port type of products that they have before they go to the higher density products. And unfortunately, while you might expect to see an increase in those higher density ports immediately as they’re ramping down, when you’re talking about the big guys who will kind of go nameless, their general assumption is that the inventory is available when they want it. So unfortunately, I think they believe that and I think it’s probably going to wind up being true because we’ll build it and get it ready for them in anticipation.

So does that help?

Sandy Harrison -Wunderlich Securitiess - Analyst

I guess so, kind of parsing all that out, it sounds like it’s an equal contribution for both pieces.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Actually, it’s going to be a little bigger on the Connectivity side, or what we used to call the Transport side, and there I think again it’s going to be that they’re going to burn off the inventory of the older products or slow down what they take of it for another quarter or two before they ramp up with the new products. Again, though, I want to stress that we’re really pretty bullish about the new products.We know we have the design wins.We know that they’re going to ramp.They’re giving us time lines for it. So unless something unusual happens, it will happen. So for the first time in several quarters, I can actually sit here and say that I’m comfortable that the OTN stuff is going to ramp as opposed to saying I hope it ramps.

Sandy Harrison -Wunderlich Securitiess - Analyst

Got you. And then if you could just spend a moment, you talked about Veloce hopefully getting that done in the back half of May, not knowing what the contribution of share count will be, obviously you gave us some guidelines of a couple, a few million.What else could we expect to see from a model perspective, you guys carry this on your books already.What kind of changes to the model should we be thinking of? While we don’t reflect it today based upon the deal not being completed, what would be a good way to start to template this out?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

The way to template this out is we’ve committed to pay $60.4 million. And it’s our estimate, okay, right now that approximately $25 million of that will get paid out at the close, which is estimated roughly to be around May 20, maybe it leaks to the first part of June, but somewhere roughly in that time frame. And a piece of it will be in stock, although we’ve told people that we were planning to keep the amount of dilution to less than 10%. So 6.1 million shares would be 10% dilution. If I keep it to 9%, then that would give me 5.5 million shares that I could play with.

Okay-so whatever the ratio is to get to the $60.4 million, if it’s 5.5 million shares, and let’s just say to make the math simple—the shares were $10 a share, which we would like, but probably won’t happen, but that would be $55 million, and then only $5.4 million would be in cash. But that ratio would stay constant until the $60.4 million is paid. So in this case, I’m estimating that somewhere between 2 million and 3 million will go out the door in shares.

The difference between that and the $25 million will go out in cash and then the remaining $35 million will go out in that same kind of ratio, if you want, spread out over a two- to three-year period as the shares vest. Now, in addition, we have an arrangement with Veloce where they have other milestones, other earn-outs, so-to-speak, and as they reach those earn-outs, okay, we will then be obligated to pay them additional money but only if they make those earn-outs and when they get to those, we have the ability to decide what portion of those we will pay in cash or stock. None of those earn-outs are in the next six or nine months for right now so not much really to talk about beyond the $60.4 million at this point in time.

Sandy Harrison -Wunderlich Securitiess - Analyst

Now, any changes in the accounting process of how it hits your P&L from a gross margin or operating expense base that we should be thinking about or is this simply something that affects the balance sheet on a cash basis and the P&L on a share count basis.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So all of the Veloce expenses have been in our P&L from day one.Those will continue.The $60.4 million when the deal closes will be expensed in one shot, so-to-speak, even though it doesn’t get paid out. So it will wind up being an expense, then going on to the balance sheet and as we actually pay it out, then that liability will work its way down over time.We’ve already expensed it, if you looked at what happened in this quarter’s GAAP numbers,you’ll see that we took a $60.4 million expense, so that was already expensed and all that happens now kind of going forward is, as I pay them, I will write down the liability that I have until it gets to zero.

Sandy Harrison -Wunderlich Securitiess - Analyst

That will come from cash and additional shares, shareholder equity.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Now, the additional milestone part, those will be a function of when we get to them, then we’ll address them.

Sandy Harrison -Wunderlich Securitiess - Analyst

Got you. Okay.Thanks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

Rick Schaefer, Oppenheimer.

Jason Reckel - Oppenheimer - Analyst

This is Jason Reckel calling in for Rick. Just kind of following up on some of the OpEx questions there, understanding that we’re increasing R&D on X-Gene. But if I kind of back that out, it assumes almost a flattish OpEx in June. So just wondering if there’s any plans at all to kind of normalize OpEx spend more in line with the revenue trajectory or how should we think about that over the next couple of quarters? Thanks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So as we have mentioned a very aggressive investment plan which we think is going to yield to our shareholders about a $7 billion TAM, and right now while we know that we may have a quarter or two of some difficult macro climate, difficult revenue kind of session, we also feel comfortable that there is a light at the end of the tunnel and that things will be coming back. So at this point in time, we have no plans to really cut back on the spending because like I said, we feel we’re on track to do the things that we need to do that really will help us get to become a mid-cap company. Now, I’ll say like everything else, if things stay bad or conditions don’t improve, we’ll always revisit that.We’ll do the responsible thing. But just like right now I don’t think the responsible thing for us to do is to cut back when we only see a one or two quarter kind of bad window here before we think things will turn around.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I guess I’d like to make additional comments to that. If you’ve been following our trajectory over the last two and-a-half years, you probably note that we’ve announced about eight new products. I will say that a majority of those products either have not ramped or are in the very, very early parts of a ramp. So with those eight new products and probably four ASICs that we are committed to and are already tied to relative to NRE and customer platform commitments, I see a very crisp and real way of adding to the tune of $150 million to $180 million over the next 24 months. So from our perspective, we look at this as a short-term phenomenon and we want to make sure that we never mortgage the future for near-term optimization of our balance sheet and P&L.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

This is Bob. I’ll just add one more thing to what Paramesh said. When Paramesh says $150 million to $180 million, that is a judged number, and by that I mean the opportunity list and/or design win list we add up actually adds up to a bigger number. Although in today’s world since every one of your vendors always expect to take market share, you would be silly not to judge it down by some, but I think we’ve been decently conservative in how we judged it down, would be the point I’d like to make.

Jason Reckel - Oppenheimer - Analyst

Understood. Thanks for the extra color there, guys. Just kind of thinking about that and thinking about the trajectory through the rest of the year. If we assume that the rest of these Veloce earn-outs hit, is there a minimum amount — what’s the amount of cash that you’re comfortable maintaining on the balance sheet, Bob ?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think that the right number of cash for us to hold is probably around $75 million. Now, if we were to dip below that by $15 million or $20 million and somebody said that was to occur for one or two quarters, I guess I could live with that, because once we get back to making money as we’ve shown, if we’re making money we’re usually throwing off cash. So if it was for a short period of time I could live with it. But ideally that would be the perfect number, but again, I don’t think we want to mortgage the future by doing something that’s silly, if you want. So we’ll see how it goes as we get there.

Jason Reckel - Oppenheimer - Analyst

Thanks. And then I guess just switching gears to X-Gene, do we have a best guess in terms of when that’s going to be in silicon, fourth quarter or early next year? Has the time line for that changed at all? And then you mentioned something tomorrow morning on the website could you maybe provide a little more color of what you’re demonstrating tomorrow.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I’ll let Paramesh add to that part. I’ll just mention there’s been no change for the delivery schedule for X-Gene. It continues to track on target. Okay. We’re very happy about that. I want to stress that there’s been no movement, negatively, on that. And now in terms of what is available on our website tomorrow, I’ll let Paramesh explain that in a little more detail.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So for the first time in the history of the server space, we have a real full functional multi-core server sitting in a data center with a production network port coming out that employs 64-bit ARM in a complete web server. This was something that we did not anticipate having done so quickly. It’s a phenomenal achievement but it’s probably a quarter to two quarters earlier than when we could actually run production workloads that a real cloud environment would require and that would give our customers great confidence in moving ecosystems into the ARM space. It’s huge because it fundamentally tests all of our networking technology on the X-Gene SOC platform, all of the accelerators as well as it’s the first time ever that you’re running a full production application on a real network for outside consumption.

Is that clear?

Jason Reckel - Oppenheimer - Analyst

Yes. Definitely. Thanks for the color there, Paramesh. I’ll hop back in the queue. Thank you, guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Before we leave that, you can actually go to the website and while it’s got some stuff on the web pages, the last version of it I saw had three different movies and you could click on one of them and you’ll have the video and audio stream coming to you and that’s all coming out of X-Gene.

Operator

Ambrish Srivastava, BMO.

Ambrish Srivastava - BMO Capital Markets - Analyst

Hi.Thank you.

Bob, this is just a clarification on the level of cash. Correct me if I’m wrong. My understanding was that you wanted to keep between $80 million to $100 million. Is that incorrect? You always had the $75 million as the number that you wanted to keep on your balance sheet?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes, the number I’ve always said that was the minimum that we should want to keep is $75 million to $100 million.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So I answered the question earlier as the minimum number which hasn’t really changed, which is $75 million.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay. So what should we be thinking about the cash as we think through the profile that you’ve laid out for us for this fiscal year?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

If you take this year’s P&L combined with the cash that I’m likely to pay for Veloce, recognizing that Veloce is still an estimate, it would take me down into about the $75 million range, give or take $5 million, let’s say.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay. And so then in response to the other comment that you were making about expenses and not wanting to mortgage the future, Paramesh, let’s say you go into a worst-case scenario where revenues don’t inflect back up.What gets cut first? Is it the ARM, you scale back on X-Gene, or do you scale back on the core business?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I think if you really look at it, I look at it very differently. In my mind, that option — there’s two book-ends to this Company.There’s the high performance mixed-signal book end and then there’s X-Gene. Those are the two engines on the plane. And if I ask what gets thrown off the plane if we basically run into bad weather, I have two analogies that I’ll let you think about.

Number one, there’s other ways to basically scale things in terms of making sure that we can either figure out ways to monetize and/or change our expense profile. Give you a simple example. I don’t have to do four tape-outs of certain mixed signal products for derivatives that I have planned on my road map for various cost optimizations. I can cut those out. As you know, we’re a capital intensive business. Four tapeouts at 28 nanometer is $16 million.

I think before we go and start to look at options that compromise the future, there are a number of things that we can do to make sure that we preserve the key value proposition for our growth. And I would also encourage our investor base and the analyst base to actually look at the transitions occurring in the data center and routing space because we’re in an interesting and funny environment.You have people that are now looking for 240-gig line cards when their last generation was a 40-gig line card and those 240-gig line cards are all with 10G ports. So it’s a funny time relative to the way transitions are occurring.

And if you look at the number of products that are waiting, that have full run end-to-point, end customer traction and commitment, even if I do, in the worst case situation if I take this Company and I say I have 12 products and worst case they’re going to do $10 million or $8 million a year, that’s $100 million to my top line. So before I go down to where — to the, I’ll call it the nuclear option, the way you put it, I think the right thing for us to do is to make sure that we’re running things — we’re halfway through a huge transition.We never want to take our eyes off the big prize.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

This is Bob. I’ll add a couple more quick things there too. One, nothing that Paramesh mentioned precludes the fact that we still could do partnerships.We have lots of people that would like to engage and/or license parts of our IP, if we were so willing. Okay? Or that want us to do something with them and would be willing to pay NRE if we’re willing to prioritize them accordingly. So those are always also an option that’s possibly on the table. And then my last answer, although it’s somewhat flippant, would be if we got to where we couldn’t do much of anything else, then we’ll just cut the G&A stuff. (laughter).

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I think the one thing I want to emphasize is the number of new products that haven’t even reached the first part of a ramp.

Ambrish Srivastava - BMO Capital Markets - Analyst

That was my next question, actually, that will be my last question.What is the timing for these ramps that you — the opportunity that you laid out, Paramesh. Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Let me actually take this into two pieces.

Let’s first talk about the Connectivity business. In the Connectivity business over the last two years we’ve announced basically six products. Let me go over them.There’s basically the family and we’ve done two derivatives specifically for customers that are set to ramp and actually cannibalize some of our older 0.13 Micron business.There’s three chips all derived from one spine there, all waiting to ramp in Tier 1 router and telecom switch platforms.

Then there’s the Gearbox family of devices that squarely target things like the old SiGe and Gallium Arsenide gear boxes from old mixed signal players in the market. And then there is the derivatives of the gear box family that target back plane.They’re all set to ramp.There’s about six products there, not counting any of our Base T stuff that we talked about as well. So those six products are basically designed into platforms and they are essentially waiting for service providers and/or product transitions to ramp. It is highly likely that the range in terms of when we will start to see meaningful shipments for those six products are between 3 and 12 months, roughly. Okay?

Now let me come to the processor part of this equation. On PowerPC, Power Architecture side, as you know, we’ve been engaged with the printer customers in Japan and other parts of the world for the last three years.We’ve got basically three ASICs that are already committed, in fact, they’re production worthy and we’ve actually seen the first part of POs being placed for them and have shipped small amounts for pilot runs. Those ASICs are all set to ramp in the same time frame, 3 to 16 months, basically.

And then if you look at the remaining part of the standard products, on that business, we’ve announced this earlier and I’ll reiterate.We are in the largest selling top-of-the- rack switches a the world’s leading networking customers with those products. And we are in the top wireless access point devices with those products and we are in all of the SMB and prosumer NAS boxes with those products. If I were to take a very VC view of the business, if I have 12 products and they all ramp between 3 and 16 months and they’re all going to do between $8 million and $12 million a year, worst case, you can kind of see how the pipe is going to get basically filled very, very quickly.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay. Thank you.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

This is Bob. I’m just going to fill in one.The 3 to 16 months may seem long but the 16 months is because one of the ASICs is relatively new.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Exactly.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So it has a little longer lead time whereas the other two are much closer and they’re already kind of shipping in small quantities as we talk.

Operator

Patrick Wang, Evercore Partners.

Patrick Wang - Evercore Partners - Analyst

Thanks. I guess my first question is, I was hoping you guys could help us understand how this forward guidance for this upcoming quarter kind of developed because I think, I’ll speak for most of the folks on the line and I was reading the transcript, I think almost everybody’s going to be pretty surprised here. I mean, we know things have been a little bit slow and I hear you with some of the transitions going on. But can you maybe kind of walk us through some of the bigger milestones of how the down 15% to 20% guide(ance) developed?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So this is Bob. So it doesn’t take a lot. If you talk about another $5 million, it’s 10%. Okay. And in this case, what we saw was orders weakened during the quarter which you can tell from the book-to-bill and as we got into discovering why that was low, and then get behind it and talk to the customers, what we saw was that they were beginning to consume, if you want, the lower density parts. And as we got into discussions with them it was kind of — it was good news and bad news scenario. The good news scenario, it was confirming that the higher density and actually higher value stuff was around the corner coming towards us, but the negative side was that they were going to burn off the low port stuff first so we were going to go through a little bit of a trough before we came up on the other side. And if you ask if we saw that, the answer is no.

Patrick Wang - Evercore Partners - Analyst

Okay. So it almost feels like it was more of a timing issue here.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Exactly is that and like I said, it’s good and bad. Bad for the current quarter, two quarters from now it’s probably good.

Patrick Wang - Evercore Partners - Analyst

Okay. You kind of touched on my follow-up to that was let’s not focus on the near-term softness here. I think Paramesh , you talked a lot about expected CapEx relief for wireline guys and optical guys in the second half of the year. I know you guys don’t guide out more than a quarter but you’ve given us help in terms of the shape of what to expect down the road. Can you maybe give us a conservative view of what you think this recovery could look like given the fact that you’ve got pretty good confidence that you’ve got higher-end parts around the corner and you’re seeing activity there.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I’ll give you an end point.We don’t give guidance out more than one quarter, but what I will tell you is that right now it probably takes something in the $63 million, $64 million range, quarterly basis, for us to be breakeven and we would hope to be at something close to breakeven exiting this year.

Patrick Wang - Evercore Partners - Analyst

Okay. That’s helpful. Appreciate that. And then also could you specifically talk about OTN and how that business performed for you guys in the March quarter and what you think it does in the June quarter?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

The March quarter was up $1.8 million.We told you guys in December it would be up a couple million, so it was up exactly what we said it would be. And I expect that it will be up — I actually think it’s only going to be up about $1 million bucks here.

Patrick Wang - Evercore Partners - Analyst

Okay. Got you. And then, I wanted to also talk about X-Gene. It sounds like you guys have done a pretty good job working with this third-party data center. Can you talk about just quickly about some of the challenges you might have seen ramping that. Did it kind of go along with expectations? Was it a pretty smooth bring-up? Clearly you guys have a demo in the morning so things are going well there. Just a little bit of color on how that came to be.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So I’ll say this again.We have deadlines to drop code that people can start running production applications on, on a quarterly basis.We told you guys that we’ve been — we’re on a treadmill, right. So part of this was to see how real can you make this platform be relative to saying, well, how many streams of video can we host for instance on something like this in a given network and power profile. Realize that this is a development platform and was never planned to be able to run a production workload of a server, albeit not scaled after millions and millions of users.There’s certain gates you have to pass through. There’s certain network assumptions that the customer and the partner had to make to make sure that this thing actually is robust.That was the number one thing.

When you’re building a server, the number one thing is robustness. The number two thing is basically scale. Those are the two things. So very challenging. In fact, I would say that probably the biggest step was when ARM doesn’t even have — we are leading the entire 64-bit path for software. But remember, right, in order to do this we’ve not only had to provide hardware, we had to provide a complete tool chain and we had to provide the ability for a complete third-party web developer to be able to write software for a brand new platform. So I would say it’s like going to the base camp of Everest.Very, very hard. But extremely positive because now it makes the risk profile on our execution of something that much lower.

Patrick Wang - Evercore Partners - Analyst

Okay. Great.That actually sounds encouraging.Thanks so much. Good luck, guys.

Operator

Brian Thonn, Kingdom Ridge Capital.

Brian Thonn - Kingdom Ridge Capital - Analyst

Hi, guys.Your tone sounds pretty good on the call, I have to say, for someone who’s got a down like you have. Is that because you feel that – you feel pretty confident that this is the bottom for the base business or is it more a reflection of what you see coming for X-Gene or is it maybe a combination of both?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So, let me take that in two tranches.

Number one, I look at our business with two lenses. One is no ARM. We have to basically and fundamentally make sure that the base business, which is the margin producing connectivity business and the solid substrate embedded business are intact and are growing to support the future of X-Gene. X-Gene gives us the massive market TAM expansion. Without the two base businesses, X-Gene is in compromise.

So I’m actually bullish on two fronts. I do honestly believe that we have pretty much hit rock bottom at the guidance that we’ve given. Secondly, I’m also very bullish that the base number of products that are just in our pipe, fully-certified, fully on-board, fully on-platforms, there’s the uncertainty associated with the pipe that I talked about is extremely small because we’ve been working on it for two and-a-half years. So when I look at it, and I do a bottom’s up, by the product-line view, I clearly see a path as I said. Even though the worst, the worst, the worst cases, a product that we’ve designed a year and-a-half ago was not going to do less than $10 million to $12 million a year. And if I do a real — if I go and run every single product to point, I can see clearly that this is a very short-term phenomenon that will be completely augmented by the big pipe of existing products that we’ve already gotten designed in for.

Brian Thonn - Kingdom Ridge Capital - Analyst

Right.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

And I think our end carrier and service provider checks further reconfirm what Bob said.

When we have a density transition from a 20-gig to a 40-gig to a 240-gig line card, we’re moving three generations of product, guys. It’s crazy. I mean, it’s unreal, because we’re moving from what used to be a 2-port, 10-gig line card to a 16-port, 10-gig line card in less than half a year. So also recognize that if you look at service provider router platforms from the top five world OEMs, I would encourage you to look at what new platforms are ramping and what their old platforms are doing and you will see a very similar statistic. You will see end of life of platforms that were designed 10 years ago and start of ramp of platforms that were designed 4 years ago. So that is the other proxy that makes me extremely confident of the timing that I talked to you guys about and the top line revenue that I’m talking about.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

If there’s one message to take away from here, it’s that we, for two years kept associating the ramp of OTN as being related to the telco-related switches. And what you’re seeing now is that that dynamic has changed and that OTN ramp is much, much more associated with edge routers and it’s the edge routers with this increased density, the density of only which can be accomplished via OTN and only be accomplished with other kinds of features, the framer mapper density, other things that we all bring to the table and it’s happened. So it’s a very positive thing for us.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

And also at the risk of giving you a view into the ARM piece that is probably a little bit premature, I will tell you that we never expected to see the performance of the web service layered onto the ARM. This is the first real world user testable application that somebody can run on a 64-bit ARM on any device, mobile, laptop, from the cloud. And that is a massive, massive confirmation of our leadership, of our technical execution ability, and most importantly, it phenomenally derisks the ability for us to provide a working first-time platform.

Brian Thonn - Kingdom Ridge Capital - Analyst

Following up on what Patrick said, in terms of question around timing and all, is it fair to say that what you’re kind of running through right now is both — well, maybe three different factors all together. 1) is just the semis are kind of bottoming. 2) , the comm -market has been pretty weak overall, probably weaker than many areas. And then 3), you’ve got your own product transitions as you’ve discussed, kind of all happening at roughly the same time.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

That’s pretty much exactly it. The only thing I would say that’s a little different, just as that’s all hitting us somewhat the negative side, the positive side is there really is this bright light just around the corner and we can see it.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

By the way, as Bob said, one of the things that we have to run to point was to make sure that given the transitions that are occurring, we had to make sure that there was no design losses of any sort and there was no product cancellations on the end -platforms. So that’s why when we did this, we actually ended up really running to point the generational transitions on the equipment side that are driving our fundamental revenue and I would challenge anybody on this call to go and verify exactly what I said relative to carrier, edge routers, and their lifetime transition and where they are.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

You’ve got to bear in mind, we saw things that were three years old and the volumes of them dropping. The question was, are these things going away and if they’re going away, since the traffic demand is still out there, what’s replacing them ? And we had to go through two or three generations of this before we could get our hands around exactly what was happening and then once you got your hands around it, it was pretty clear, pretty easy to understand.

Brian Thonn - Kingdom Ridge Capital - Analyst

And this low point right now, is it associated with more sockets, fewer sockets, that you guys control?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So remember, when we talked about — and there’re different things here. So if you’re talking about the higher density line cards, what happens is we sell chips that wind up having more 10-gig ports on the line card. So if you sell a it’s got six 10-gig ports on it. And you could have four of them on there so all of a sudden you have 24 10-gig ports or you could have a 240-gig line card. Now, as we mentioned before, the cost per port as the densities are going up goes down, but because you have more ports on the machine, the dollar value that we get per card actually goes up.

So again, the rule of thumb there is each generation, the price per port drops in half, but the number of ports goes up either 3 or 4X what it was before. If it goes up 3X, then you’re getting probably 50% more dollars per line card, even though it may look like you’re getting at 50% less, you’re getting a lot less per port but the dollar value is still going up.

Brian Thonn - Kingdom Ridge Capital - Analyst

To be clear, this kind of low point in your revenues that we’re going to see in the June quarter is not associated with losses in sockets?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Absolutely not. Absolutely not.

Brian Thonn - Kingdom Ridge Capital - Analyst

And then I guess to close out, I don’t want to dominate the conversation any more than I already have. When you said Bob, you thought your end point at the end of the year would be something like $63 million or $64 million.Was that calendar year or fiscal year you were referring to?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Here I’m going to hedge and say fiscal year. Okay. I’ve already stuck my neck out about as far as anybody could reasonably expect me to so I’ll take the opportunity for the extra quarter and go all the way to fiscal year, I guess, here. But I’d say that’s our goal. Internally we have a goal that says we want to get back to break-even coming out of this year, going into next year.

Brian Thonn - Kingdom Ridge Capital - Analyst

Okay.Thanks a lot, guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

Vijay Rakesh-Sterne Agee.

Vijay Rakesh - Sterne Agee - Analyst

Just looking at this, I want to go back to the $63 million, $64 million exit there. I like that. But going back to the $150 million to $180 million in opportunity with X-Gene over the next 24 months, how do you see that shaping up over the next 24 months?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Vijay, I want to be very clear.The $150 million to $180 million has zero X-Gene in it.

Vijay Rakesh - Sterne Agee - Analyst

Okay.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

There is none, zero. In fact, X-Gene doesn’t even figure in our calculations over the next 24 months. Zero, right. So the $150 million to $180 million is purely based and it’s not a non-judge — it’s a completely run-to-end, per product.We have 12 new products and we are saying at a minimum, they will do between $12 million and $15 million a year over the next 24 months as we add those.Today they’re less than 10% ramped.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Remember, Vijay, Paramesh went through (with) you a number of those. Five of them are ASICs, three off of one SKU and two other ASICs. He went through several of the connectivity products in that. He kind of already described a number of them to you and all he’s saying is that over the next — somewhere between 3 and 15-16 months, I think was the max that he quoted, each one should begin to ramp and should start to ramp at a rate of around $10 million, roughly, and even if — say, three fall apart- the world comes to an end-and three don’t happen for whatever purposes.We still feel like we’re in good shape, that when the others ramp it will add a nice little boost to our top line. And then for an additional thing we’re starting to see a major change in the OTN market, again, where OTN has shifted away from telecom switch related over to the switch router, to the edge routers and that favors us and that’s happening.That’s not waiting.

Vijay Rakesh - Sterne Agee - Analyst

Got it. Okay. Great.Thanks a lot, guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Okay.

Operator

Gentlemen, that ends the Q&A session for today’s call. I will now turn the call back over to Mr. Gargus for any closing remarks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you everyone.We would like to thank you all for participating today. There will be an audio replay of this call available on the Investor Relations section of our website.You can also access the audio replay of this conference call by calling 888-203-3206, and entering the reservation number 82970062.We will also file a copy of the script in an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference call.You may now disconnect your line.